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                                    EXHIBIT 5.1

                           OPINION OF COOLEY GODWARD LLP

[LETTERHEAD]

June 11, 1999

Newgen Results Corporation
12680 High Bluff Drive
San Diego, California 92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Newgen Results Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 2,218,920 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance (i) pursuant to the Company's Employee Stock Purchase Plan, 1996 Equity Incentive Plan, 1998 Equity Incentive Plan and Non-Employee Directors' Stock Option Plan (collectively, the "Plans"), and (ii) upon the exercise of outstanding options granted under the Company's 1996 Equity Incentive Plan, 1998 Equity Incentive Plan, Non-Employee Directors' Stock Option Plan and upon the exercise of options granted outside of the Plans (collectively the "Options").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plans, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Options, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,

/s/ Lance W. Bridges
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Lance W. Bridges